Exhibit 99

Contact:
James R. Ladd, Senior Vice President, Finance & Operations, and CFO BSQUARE Corporation Tel: 425-519-5900
investorrelations@bsquare.com

FOR RELEASE AT 4:00 AM (P.S.T.)

BSQUARE Announces More Focused Product and Service Strategy and Company-Wide Restructuring to Reduce Operating Expenses

BELLEVUE, WA, December 16, 2002 – BSQUARE Corporation (Nasdaq: BSQR) today announced that it will realign its operations to more tightly focus on its core business of integrated solutions and licenses for both wireless and wireline smart devices, and to capitalize on the momentum of its turnkey reference designs such as the recently announced Power Handheld™. The company will eliminate support for unrelated products and will reduce its service capacity to meet current demand levels.

Chief executive officer Bill Baxter said the realignment will enable BSQUARE to focus all of its resources on becoming a market-leader in the smart device market and to return to profitability despite the tough economy. “Facing another year of tight spending for technology, we believe that focusing on our core business will enable us to better serve our customers with the products and services they need to be successful in their markets. In particular, we believe that we can leverage BSQUARE’s engineering talent, intellectual property and high-value-added products and services to build stronger long-term customer relationships. Our technology licensing business has exceeded our initial expectations, and we are seeing evidence that we can leverage these important relationships to sell higher-margin products, services, and the complete development of integrated smart devices,” Baxter said.

BSQUARE is trimming R&D spending in its new hosted management service and related hardware and software— areas that will not affect current customers. “Though we believe in the future of this investment, the revenue in this new sector is emerging slowly and we believe it will not achieve critical mass until 2004. Accordingly, we are exploring opportunities to address this sector through strategic relationships rather than direct investment.” He concluded, “As a result of all these changes, I believe we can grow revenue in 2003 and return to profitability by the third quarter.”

Chief financial officer Jim Ladd estimates that the actions announced today will lead to a reduction in company-wide headcount of about 68 people or 25 percent over the next two months with annual savings of about $6.5 to $7.5 million. The company will record restructuring charges of $2.6 to $3.6 in the fourth quarter of 2002 as a result of these decisions. For the fourth quarter of 2002, Ladd reiterated the company’s earlier guidance of $8.0 million to $9.0 million in revenue with a pro forma net loss of $0.20 to $0.26 per share.

Conference Call

Management will host the conference call today, Monday, December 16, 2002, at 5:00 AM Pacific Time. To access the call, please dial (706) 634-1118 and reference BSQUARE or confirmation #7208532. A telephonic replay of the call will be available later in the day: to access the replay, please dial (706) 645-9291; reference confirmation #7208532. The telephonic replay will be available for three days following the call.

About BSQUARE

BSQUARE accelerates the development, deployment, and management of next-generation smart devices and applications. For nearly a decade, BSQUARE has provided more than 150 world-class manufacturers, integrators, and service providers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. The company’s suite of products and services includes Device Development Solutions, Wireless Solutions, and Custom Engineering Services. BSQUARE offers its customers deep expertise in the latest hardware and software, providing critical engineering services that have resulted in the successful launch of hundreds of new products and applications. For more information, visit BSQUARE at www.BSQUARE.com or call (888) 820-4500.

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BSQUARE is a registered trademark of BSQUARE Corporation.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the realignment of our operations, corresponding results and financial guidance constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect BSQUARE’s actual results to differ materially from current expectations include a decline in the market for our products, technology licenses and services, a decline in the market for Windows-based or other smart devices or the failure of such market to develop as anticipated, our ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners, risks associated with the effects of our restructuring and the ability to successfully support our operations,, competition , intellectual property risks, and the uncertain economic climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2001 in the section entitled “Risk Factors” and those discussed in BSQUARE’s subsequent Quarterly Reports on Form 10-Q, in the section entitled “Certain Factors That May Affect Future Results.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.